Mindy Simon
Aon Service Corporation 23 March 2023
Dear Mindy,

Long Term Assignment to the United Kingdom

Further to our recent discussions, I am writing to invite you to accept an assignment to Aon Global Limited (“the Host”) on the terms set out below.
Home Location: Omaha, United States Host Location: London, United Kingdom Global Mobility Advisor: Lucy Chittenden
1.Employment Status

1.1You will remain an employee of Aon Service Corporation (“the Employer”) throughout the period of the assignment. The period of your assignment will count as part of the period of your continuous employment with the Employer.

1.2Nothing in this letter will create the relationship of employer and employee between you and the Host and you will not hold yourself out as such in any manner for including but not limited to orally, on any documentation, communications, or email signatures

1.3Nothing in this letter shall be construed to create contractual employment rights other than as an employee terminable at-will. As a result, you are f ree to resign at any time, for any reason or for no reason and therefore the at- will employment ceases. Similarly, the Company is f ree to conclude its employment relationship with you at any time, with or without cause.
1.4Except as provided below, your terms and conditions of employment (“Local Terms”), which may be set out in a contract of employment with your Employer (“Employment Contract”), remain unchanged for the duration of the assignment. If , at the date of signature of this letter, there is any inconsistency between the terms of this letter and Local Terms, or the Employment Contract, the terms of this letter will prevail. If any changes are made to Local Terms or the Employment Contract for the duration of the assignment, then the assignment will be on the terms of the Local Terms or Employment Contract (as amended) and this letter.
1.5References in this letter to “the Company” shall mean either the Employer, or the Host, or both (where relevant).
1.6You will be expected to conform to the Employer’s policies, rules and procedures and any Host policies, rules and procedures in force from time to time.

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2.Duration of Assignment and Termination

2.1It is intended that your assignment to the Host will be for a period of one year, commencing on 1 July 2023 (the “Start Date”) and continuing, subject to the remaining terms of this letter, until 30 June 2024 (the “End Date”), when it will terminate automatically, without the need for notice. For the avoidance of any doubt you may still be the subject of disciplinary proceedings, where sanctions may include immediate dismissal.

2.2The Start Date may be conditional upon background screening checks being completed prior to your assignment. Where required, these will be carried out by a third party engaged by the Company. Further details will be shared with you separately.

2.3The assignment period at 2.1 above will be subject to review and the Employer may extend or shorten your assignment where the Company considers it to be appropriate or preferable due to business requirements and/or your personal circumstances, or where the assignment is terminated in accordance with the remaining terms of this letter. Any such change to the End Date will be notified to you and a new assignment end date (the “Revised End Date”) will be confirmed to you in writing. In the event that your assignment is extended, the Employer reserves the right to revise your assignment terms set out in this letter. Please do not seek to agree changes to the duration of your assignment direct with the Host, as no such changes will be binding. At the end of the assignment, it is anticipated that your employment with the Employer will continue and that you will return to the role you held immediately prior to the assignment although this cannot be guaranteed.
2.4At the end of the assignment, where your employment with the Employer will continue in the Home Country, you will receive full details of any repatriation support that the Company will provide. As a minimum, the Employer will pay reasonable shipping and travel expenses for you and, if relevant, your eligible accompanying family members, to return to your Home Country.
2.5The maximum assignment duration is 3 years. If , however, after a 3 year period, or at any point, it is agreed between all parties that you will localise in the Host Country, then, subject to business approval, an additional two year transition period may apply, during which your assignment benefits may be phased out in line with Global Mobility policy.

2.6Notwithstanding any other provision in this letter, the assignment may be terminated immediately by the Company at any time if:
2.6.1You commit any act or make any omission (whether or not in connection with the assignment) which would entitle the Host to dismiss you summarily if you were employed by the Host on the terms and conditions under which you are employed by the Employer; or
2.6.2You conduct yourself in a manner prejudicial to the business of any part of the Aon group (whether or not in connection with, or in the course of, the assignment); or
2.6.3You are guilty of dishonesty, or are convicted of an offence (whether or not in connection with, or in the course of, the assignment) or involved in behaviour, whether at, or outside work, that brings, or is likely to bring, the Aon group into disrepute.

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2.6.4You are found to be in violation of the Company’s policies and stated procedures, including but not limited to, the Aon Code of Business Conduct.

2.7The assignment will terminate with immediate effect if you cease to be employed by the Employer for any reason (including without limitation dismissal, with or without notice and your own resignation).
2.8If the assignment is terminated pursuant to 2.6 above, then the Employer may treat your conduct giving rise to the termination of the assignment, as a breach of the Local Terms or Employment Contract and the Employer will have the right to terminate your employment immediately. Further the Company may be obliged to make reports around your behaviour to certain relevant authorities (such as the financial conduct authority in the UK), and/or disclose in response to certain reference requests such as a regulated reference request.
2.9If , during your assignment, you wish to give notice of termination of your employment, you must do so in accordance with the Local Terms or Employment Contract.
2.10For the avoidance of doubt, If the assignment is terminated pursuant to 2.6 above, there may be a requirement to repay certain retention payments, incentive award payments, under particular repayment terms that you would have already received in writing.

3.Job Title and Management During Assignment

3.1During your assignment, your job title will be Chief Operating Officer. This is a global job level 1 and you will report to Christa Davies. The Employer reserves the right to change your job title and/or the person or persons to whom you report and to introduce additional layers of management senior to you. Should your job title, position duties, or personal circumstances change while on assignment, I will immediately notify my Global Mobility Advisor to inform them of any changes. If your job during your assignment is at a more senior level than the role you hold immediately prior to the assignment, you may still, following conclusion of the assignment, be required to return to a role at a level equivalent to the level you occupied immediately prior to the assignment.

3.2During the assignment, you will devote the whole of your time, attention and skill to your assignment duties and you will be required to perform such duties at the time, or times, as the Host may reasonably require.

3.3At all times during the assignment, you will use all reasonable skill and care in the performance of your duties and act at all times in the best interests of the Aon group.
3.4Any issues of a disciplinary, or grievance nature, which arise during the assignment, will be dealt with by the Employer in accordance with its disciplinary and grievance procedures, with the assistance and co- operation of the Host, where appropriate.
4.Aon Solution Line and Place of Work

4.1During the assignment your Solution Line will be Aon Service Corporation.

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4.2You will perform your duties principally at the Company’s offices in the Host city and at such other place, or places, as the Host reasonably requires, either on a temporary or permanent basis. You may be required to travel both inside and outside the Host Country, in the course of your duties, during the assignment.

5.Salary and Other Remuneration Administration

5.1During the assignment, your salary will continue to be paid by the Employer in accordance with Local Terms or the Employment Contract. You will receive an annual base salary of USD 675,000, which will be reviewed annually, although any such review does not necessarily mean that your salary will be increased. The fact that your salary may be increased in any year, or years, during your assignment, does not confer any right for you to receive any increase in any subsequent year and no increase in salary will be payable if you have given, or have been given, notice of termination.

5.2During your assignment, you will continue to be paid via your Home Country payroll. Your compensation and benefits will be subject to hypothetical tax, social security and/or other local deductions in line with the Company’s tax equalisation policy (provided with this letter), save as otherwise specified in this letter.

5.3The Company may deduct from any money owed to you, including, but not limited to, your salary, any sums as may be required by law, or which are permitted under the terms of this letter and any other sums (including, for the avoidance of doubt, any overpayments) which you owe to the Company.

6.Assignment Compensation Schedule

6.1Provided with this letter, is an ‘Assignment Compensation Schedule’, which details your annual gross base salary and provides an overview of the assignment benefits and allowances with respect to your assignment. Please note that the hypothetical tax figure stated in the ‘Assignment Compensation Schedule’ is for illustration purposes only. The actual hypothetical tax, social security and/or other local deductions that will be applied to your compensation, will be determined in consultation with the Company’s appointed tax advisors at the relevant time and, as such, the actual hypothetical tax figure may differ from the figure detailed in the ‘Assignment Compensation Schedule’ provided with this letter.
7.Discretionary Bonus (where applicable)

7.1During your assignment, if you were previously eligible for a bonus in your Home Location, you will continue to participate in the Employer’s bonus plan(s), as detailed in the Local Terms or the Employment Contract, subject always to the terms and conditions of the relevant plan(s), (including any performance targets or criteria), as amended from time to time.

7.2Any bonus paid will be at the absolute discretion of the Employer, dependent on both individual and business performance through the fiscal year and made pursuant to the terms and conditions of the applicable bonus plan. Any bonus paid by the Employer, in respect of a time period where you are on assignment, may take account of your performance during the assignment, even though the Employer is not the direct recipient of that performance. The payment of any bonus will be subject to the laws and regulations (including Tax) of the Home and Host Countries.

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7.3Any bonus may be paid to you partly in cash and partly in restricted stock units of Aon plc common stock, pursuant to the terms of the Aon Stock Incentive Program, as amended from time to time.
7.4No payment will be made under any bonus plan if, on the payment date you have given, or have been given, notice of termination of employment, or if you are suspended from employment, or if you are no longer employed by the Employer or if the company deems that you have failed to adhere to Aon’s code of Conduct and/or other policies and procedures
Tax, Social Security and Pension

8.Taxation

8.1The Employer applies a tax equalisation policy, a copy of which is provided with this letter. By signing this letter, you confirm you have reviewed and agreed to the terms of the tax equalisation policy.

8.2The tax equalisation policy is designed to ensure that the tax and social security liabilities and/or other local deductions that you pay on your compensation are the same as the liability you would have borne had you not taken up the assignment. The term “compensation”, for the purposes of this clause 8.2, being as defined in the tax equalisation policy provided with this letter.

9.Tax Briefings

9.1Home and Host Country tax briefings, with the Company’s appointed tax advisors, will be provided for you at the beginning and at the end of the assignment.
9.2The intention of these tax briefing sessions is to assist you with understanding the tax and social security implications of the assignment and your personal obligations.

10.Tax Return Preparation

10.1In respect of the period of your assignment, the Employer will authorise and pay for a tax advisor to prepare your Home and Host Country tax returns, as required and the reconciliation of the hypothetical tax deductions made from your compensation. Your hypothetical tax liability will be reconciled annually. If the amount of your final annual hypothetical tax liability due to the Employer, is greater than the amount of any estimated hypothetical tax payments deducted by the Employer from your compensation, you will be required to pay the additional hypothetical tax to the Employer within 60 days of the relevant tax returns being finalised. If you fail to do so then, without prejudice to any other means of recovery, the Employer may deduct some, or all of the outstanding balance, from any salary or other payment(s) made to you, until the outstanding balance is discharged. If the amount of your final annual hypothetical tax liability is less than the amount of any estimated hypothetical tax payments deducted by the Employer from your salary, or other payments, the Employer will reimburse any excess to you within 60 days of the tax returns being finalised.
10.2Provided you meet your obligations to the Employer in respect of your hypothetical tax liability and provide such information and assistance as the Employer, its appointed tax advisor and/or any other third party shall require in order to resolve your tax affairs on a timely basis and within the filing deadlines set down by the applicable tax authorities, the Employer will pay any actual tax, or social security liability, arising in respect of your compensation earned during your international assignment. Should you fail to provide the necessary information to any of the parties mentioned in

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this sub clause 10.2 within the stated timescale, you will be personally responsible for any fees and/or penalties that arise as a result of the delay or failure.
10.3Although the Employer will retain an external tax advisor, on your behalf to prepare your tax returns and to calculate your tax equalisation calculations in respect of the period of your assignment, it remains your personal obligation to file such returns within the applicable time limits and to abide by the tax laws in both your Home and Host Countries.
10.4If you do not provide information on time when requested by Aon’s tax advisors, you will be held liable to any penalties, fines, costs and/or interest due to the late filing of any returns. If there is a requirement to amend tax filing due to the colleague providing inaccurate information, you will need to settle any additional costs. Aon and its tax advisor will request for the timely submission of information in plenty of time to meet any applicable filing deadlines.

10.5The Employer will bear any taxes on this benefit.

11.Social Security

11.1Wherever possible, your social security position will follow the Home Country scheme (if any). In order to maintain your long term social security benefit entitlements in the Home Country (if any), the Employer will retain you in the Home Country social security system where international, or domestic social security legislation, permits.

11.2Where it is not possible for you to participate in the mandatory Home Country social security scheme (if any), the Employer will bear the cost of any appropriate voluntary social security contributions in the Home Country where a voluntary scheme exists. The Employer will continue to deduct hypothetical employee contributions for the duration of your assignment.

12.Pension

12.1Where possible, you will continue as a member of the Employer’s designated pension scheme, (if any), in the Home Country for the duration of your assignment. Contributions will continue to be based on your Home Country annual gross base salary. This is subject to the rules of the scheme and any legal restrictions.

12.2Where you are unable to remain in the Employer’s designated pension scheme, (if any), in the Home Country due to legislative requirements, or where there are complexities relating to eligibility, alternative pension arrangements will be discussed and agreed before the start of the assignment.

13.Other Home Country Benefits

13.1Where possible, other Home Country benefits (if any) will continue while you are on assignment. Where these benefits will not continue to apply, your Home Country HR contact will advise you.

Preparing to go on Assignment

14.Relocation Support

14.1You will receive the one-off relocation assistance detailed in this section “Preparing to go on Assignment”, to facilitate your relocation to the Host Country. For the purposes of your assignment, your family size at the start of your assignment is 6.

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14.2Please note the one-off relocation assistance detailed in this letter is not transferable or available for cash-out or any other alternative, unless otherwise indicated to you in writing. Any applicable taxes due, on the relocation assistance detailed in this letter, will be borne by the Company, unless otherwise stated. All relocation assistance, outlined in this letter must be coordinated via your Global Mobility Advisor, unless stated otherwise. For the avoidance of any doubt, any allowances detailed in this letter will not be taken into account in calculating any other payments or benefits linked to your salary, including pension, unless specifically stated otherwise in writing.
15.Immigration

15.1Your assignment is conditional upon the Host being able to obtain and maintain the appropriate work permit, visa and/or other authorisation documents for you, to enable you to work and remain in the Host Country. The Company will meet the costs of obtaining the appropriate work permit, visa and/or other authorisation documents for you in the Host Country. The Company will not meet costs related to passport renewals, for you or your eligible accompanying family members, or work permits for your eligible accompanying family members; these remain your responsibility. For the avoidance of any doubt, you will not commence employment or carry out any work in the Host Country until you have received your work permit, visa and/or other authorisation documents, as may be required, to enable you to work lawfully in the Host Country.
15.2The Company will meet the costs of obtaining residence permits and/or other authorisation documents, for eligible accompanying family members, (if any), accompanying you on assignment (defined as your spouse, eligible partner, minor children (being those under the age of 18) and dependant children (under 21, in full time education)) and maintaining such permissions for the duration of the assignment.

15.3In most cases, your work permit, visa and/or other authorisation documents will be processed by the Aon Law Department, or external agents engaged by that department. In some Host Countries, your work permit, visa and/or other authorisation documents will be processed by the Host HR Team. You are expected to promptly reply to all questions or requests from the relevant party co -ordinating your immigration application process. Failing to reply to questions, or requests, within the stated timescale, may delay the start of your international assignment. Note that, although the Company provides immigration assistance while on assignment, it remains your personal obligation to abide by all applicable laws and regulations in the Host Country. Failure to do so could result in any of the following, including but not limited to: disciplinary action, immediate termination of employment and/or deportation from the Host Country.

15.4Some Host Countries may require medical clearance for immigration purposes and visas/work permits will not be granted without proof that you and your eligible accompanying family members, have satisfied any such requirements. In such cases, the Company will reimburse the costs of a pre-assignment medical and/or any vaccinations, that you and your eligible accompanying family members may require, to enable you to relocate to the Host Country.
16.Regulatory Approvals

16.1As part of your assignment to the Host, you may be required to perform activities that are regulated by one or more regulatory bodies in the Host Country. If that is the case, you must not perform any

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such regulated activities unless and until you receive all necessary external and internal approvals to do so. You will be required to adhere to any specific regulatory protocols and requirements to perform and conduct your work and activities appropriately. Please contact the Human Resources and/or Compliance Departments in the Host Country if you have any questions in that regard.

17.Pre-Assignment Visit

17.1You and your family have already undertaken a pre-assignment visit to the Host Country in December 2022.

17.2The pre-assignment visit allows you and your spouse/partner, to familiarise yourselves with the Host Country and office, meet colleagues and explore housing and schooling options, where possible.
18.Personal Security on Assignment

18.1The Global Mobility team will share notification of your assignment with the Company’s Global Security Services (GSS) team. They will evaluate any risks of the relocation in accordance with Aon’s Travel Risk Management program, which may lead to additional information and actions being required from you and/or your solution line.

18.2GSS will then assist in the implementation of any additional security controls (for example Location Briefing, Security Awareness Training, Residential Security Risk Assessment, On-ground Logistical Support, etc.) that may be required before your relocation is confirmed or approved. The level of additional security controls GSS implement, will be determined by a number of factors, but primarily based around the risk rating of the country or city you are relocating to and any other intelligence GSS has, to raise your awareness and ensure your safety whilst in the Host Country.

18.3Ongoing support will be provided, where necessary, by the Company’s Global Emergency Operations Centre (GEOC), for the duration of your assignment.
18.4It is a requirement of the relocation that you adhere to all security related policies, including, but not limited to: Booking all assignment and any on-assignment business related travel, through Aon’s Global Travel Program, unless you receive written authority from Aon to book through alternative means. It is imperative that you contact the GEOC as soon as there are any issues or concerns from a security and safety perspective.

The GEOC can be contacted by:

Country	Phone	Country	Phone
Argentina	00 800 83348532	India	000-800-9190439
Australia	0011 800 83348532	North America	877-264-2817
Brazil	0800-76-25618	Poland	00 800 83348532
Colombia	009 800 83348532	Singapore	001 800 83348532
Hong Kong	001 800 83348532	UK	00 800 83348532

All other Countries: 312-894-3150

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19.Pre-Assignment Briefing

19.1As part of the relocation process, you will have pre-assignment briefing calls with your Global Mobility Advisor. The pre-assignment briefings are tailored to support you based on your specific needs and there will be an opportunity to ask questions about any aspect of your assignment that you may have. The briefings will be conducted over webex.

20.Destination Services

20.1Home/School Search

The Company will provide up to a maximum of two days of one-off home search services, to help you view and f ind suitable accommodation in the Host Country. The purpose of the home search service is to help you and your spouse/partner arrange for accommodation to be available when you relocate. This search was also extended by a school search assistance and area orientation.

20.2Settling-in Services

The Company will arrange for settling-in services in the Host Country via the Company’s relocation service provider. This includes familiarisation with the local area, such as the post office, bank and transport systems. You will also be given assistance with setting up utilities and registration with local authorities.
21.Relocation Leave

21.1Subject to the prior written approval by your line manager in the Host Country, you will be provided with up to a maximum of two days additional paid leave, for you to attend to relocation matters, to be taken at the beginning of the assignment. Relocation leave is provided in addition to the day of travel to the Host Country and must be taken within two weeks of arriving in the Host Country. Please note that there is no cash alternative.

22.Shipment of Household Goods and Personal Effects

22.1Should you wish to ship any household goods and personal effects to the Host Country, the Company will meet the cost of shipping these items at the start of the assignment subject to the following limits:

•Family Size 3 or more: 40ft container (sea freight) – to be confirmed if this is required. The alternative is furniture rental for 1 year, should a sea freight shipment not be required.

•Air freight up to a maximum of 500lb (226kg) in total

22.2The Company's relocation services provider will advise you of any items that are not allowed to be shipped, due to either the Company’s policy, or exclusions stipulated under Home or Host Country export/import regulations. You must fully cooperate and adhere to the advice of the Company’s relocation provider. Additionally, the company’s relocation services provider will assist you with pet shipment of two dogs.

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22.3The Company will not pay to ship particular items, for example heavy, valuable or otherwise risky items including, but not limited to, those listed here:
- Taxidermy
-Plants, untreated wood furniture/objects or organic items
-Alcohol, tobacco, cigars, cigarettes and any other item attracting customs duties
-Food, including perishable foods and those restricted for import into the Host Country
-Flammable, perishable or combustible goods
-Firearms, weapons, explosives and ammunition
-Boats
-Motors or motorised vehicles, including but not limited to, cars, motorbikes, petrol driven mowers, recreational vehicles, trailers etc.
-Pianos and musical instruments requiring specialist handling
-High value paintings, works of art or antiques
-Special/precious metals
-Jewellery and precious stones
-Valuable collections of any description
-Currency
-Illegal items or substances of any kind
-Any other objects which require specialist handling, storage or would be subject to excessive import duties, or considered contraband, or prohibited from export, by Home or Host Country laws
22.4The Company will provide insurance coverage, whilst your household goods and personal effects are in transit, to the Host Country only. The insurance coverage is pro-rated to the actual container volume, and capped at a maximum of:

USD 180,000 for a 40ft sea freight container

USD 15,000 for a 500lb (226kg) air freight container

22.5If you exceed your allowance, (that being container volume and/or insurance limits), as set out in this letter, you will be personally liable for any additional costs that fall due as a result of you exceeding the approved container volume and/or insurance limits as set out in this letter.
22.6Any single item worth more than USD 1,500 must be declared to the Company’s relocation services provider before transit to the Host Country and must be listed on a high value inventory report. The high value inventory report must be completed fully and accurately and submitted to the Company’s relocation services provider by the deadline stipulated, in order to attract insurance coverage. Where the total value of the goods being shipped, exceeds the insurance allowance cap stated in this letter, you will be responsible for the payment of any insurance coverage fees attributable to the amount in excess of that cap.

22.7The Company will cover the cost of crating and packing household goods and personal effects, from your principal residence only. Should you require packing from multiple locations, including storage facilities or shops, costs associated with all activities over and above the packaging of household goods and personal effects, from your principal residence, will not be met by the Company.

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22.8The Company’s relocation services provider will advise you on the requirements, in order to meet customs and shipping regulations.
22.9You will be responsible for packing away items once they have been delivered in the Host Country. The Company’s relocation services provider will assemble and dis-assemble standard household goods, such as beds and flat-pack furniture. The Company will not, however, pay for the assembly or dis-assembly of items such as water beds, gym equipment, swings, climbing frames or trampolines.
22.10Any costs for items requiring specialist or third party service providers will be for your own account. If you require assistance with the assembly of items that had not previously been assembled, or items which were not shipped to the Host Country, (for example items which were purchased after arrival in the Host Country) any associated cost will be for your own account.

22.11The Company will meet all unavoidable charges, such as demurrage, parking permits and trans -ship vehicles. If the shipment is subject to fines or charges, due to you not following advice from the Company’s relocation provider, regulations or procedures, then you will be liable for these costs.

22.12For the avoidance of any doubt, the Company will not cover the cost of import taxes, duties or fees payable on your household goods or personal effects.
22.13Should your container/shipment be selected for audit by Customs and Excise, the Company will meet any associated ordinary costs for the audit. However, should the audit result in any penalties, duties, taxes, or other fees payable on transported goods, these will be for your own account.
22.14Transportation of household goods may be affected by the dates ships are due to leave port, the weather, import regulations, container audits, dock strikes etc. Therefore, the Company will work closely with its relocation services provider to confirm expected transit arrival and delivery times. Should the shipped goods need to be held in storage due to any of these adverse conditions, the Company will provide necessary storage.

22.15The Company will pay for storage for up to a maximum of 45 days in the Host Country, where have not yet moved into permanent housing. The Company will support the collection of all items f rom one designated pick-up location in the Home Country and delivery of all items to one designated drop-off location in the Host Country. Storage costs incurred for reasons outside of those detailed in this clause will not be covered by the Company. Please note that the cost of storing household goods in the Home Country, or Host Country, will remain your responsibility once the 45 days have expired.

22.16The Company will cover the costs, in line with all the above requirements, for packing, collection and delivery to take place on weekdays (Monday to Friday). Any requirement f rom the colleague for any of this to be completed at a weekend (Saturday or Sunday, or a public holiday in the relevant location) will incur additional costs, which will be for the colleague’s own account.

23.Travel to the Host Country

23.1The Company will cover travel costs on relocating to the Host Country for you and your eligible accompanying family members (where applicable). Your Global Mobility Advisor will confirm the class of f lights and manage travel bookings via Aon’s Global Travel Program. The class of travel

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must align with Aon's Global Travel & Expense Policy. By default, flights will be restricted to Economy/Coach class
24.Expense Management

24.1The Company will reimburse reasonable expenses, incurred by you and your eligible accompanying family members, (where applicable), in relation to preparing to go on assignment, subject to sufficient documentation being provided, where the Company’s decision is final, including but not limited to:
-notarisation of documents for immigration
-passport photos required for immigration
-medical exam required for immigration
-pre-assignment visit expenses
-travel to and from the airports in Home and Host Countries

All expenses must be discussed with your Global Mobility Advisor and confirmed in writing, before submitting an expense claim.
Living in the Host Country

25.Miscellaneous Relocation Allowance (MRA)

25.1A one-time MRA equal to one month’s gross base salary (capped at USD 10,000 and paid net) will be paid by the Company in the first month of your assignment, via your Home Country payroll, where possible. The Company will bear the taxes due on this one-time allowance.

25.2The one-time MRA is intended to contribute towards miscellaneous relocation related expenses including, but not limited to, those set out below:
-Registration of cars
-Car shipment fees or taxes
-New driving licences
-Purchase of household electrical items/connection of appliances
-Purchase of fixtures and fittings
-Additional child/elder care
-Setting up of utilities
-Installing satellite/cable television and broadband/internet connection
-Unused portions of school tuition fees in the Home Country
-Club membership fees
-Personal telephone callsor express mail
-Additional travel
-Professional house cleaning
-Clothing (for example new school uniforms or seasonal/climate specific clothing)
-Food and/or household supplies

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26.Temporary Accommodation

26.1It is expected that you will move into permanent accommodation as soon as practically possible on, or after, the Start Date. In cases where this is not immediately possible, the Company will arrange and cover the cost of temporary accommodation for a period of up to a maximum of 30 days in the Host Country.

26.2A maximum of up to 5 days temporary accommodation in the Home Country can be provided if required prior to the Start Date.
27.Long Term Accommodation

27.1The Company will provide a housing budget for you and eligible accompanying family members, (where applicable), as a contribution towards renting appropriate housing in the Host Country during your assignment. Your housing budget will be up to a maximum of GBP 9900 per month. The Company will pay the rent due directly to the landlord/agent, in the Host Country, during your assignment. For the avoidance of any doubt, the rental lease will be signed by you personally and not by the Company. The Company will also support you with furniture rental for 1 year, if required and if you choose unfurnished accommodation in the Host and do not wish to have a sea freight shipment of household goods.

27.2The maximum monthly housing budget will be determined by reference to third party housing data. This third party data takes into account factors such as family size and the prevailing local housing market. If the actual monthly rent exceeds the housing budget, the balance will be withheld from your home country payroll per pay cycle. If your actual monthly rent is below your housing budget, you will not be paid the difference between your housing budget and the monthly rent.
27.3The housing budget will only cover the cost of rent. It is not to be used to pay for or to contribute towards utility costs. You will not receive this housing budget while you are staying in temporary accommodation. For the avoidance of any doubt, home contents insurance is not covered by the Company and will remain your responsibility.

27.4In the event of a change in your circumstances, such as landlord or neighbour disputes, where you are not at fault, or increased family size requiring an additional bedroom, or end of lease, the Company will cover the cost of an additional home search and household goods collection and delivery.

27.5You will not be entitled to be reimbursed for any costs associated with selling, or renting out, your main residence in the Home Country, prior to commencing your assignment and, where relevant, for the duration of your assignment. The payment of your Home Country housing costs, including any expenses incurred by you, as a result, of or in connection with, the termination of the assignment, will remain your responsibility.
28.Household Contents Insurance

28.1You will be responsible for insuring your personal belongings and your household contents in the Home and Host Countries whilst on assignment.

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29.Security Deposit

The Company will pay the security deposit for your rented accommodation, however, this shall be repayable by you to the Company on termination of the assignment, or, if sooner, the end of the lease. Should all, or part of the security deposit, be forfeited, due to any damage to the property, or its contents, (where these are provided as part of the lease), other than fair wear and tear and/or breach of the tenancy agreement conditions, the Company will deduct the amount forfeited from your salary and/or other compensation, paid pursuant to this letter or the Local Terms, or the Employment Contract. You agree that, at the request of the Company, you will enter into a lease indemnity agreement, whereby you will accept the conditions set out in this clause.

30.Property/real estate Agency Fees

30.1The Company will cover any agency and/or broker fees which are necessary for securing long term accommodation in the Host Country, where required.
31.Utilities

31.1The cost of utilities is a matter for you and will not be reimbursed by Aon

32.Cost of Living Allowance (COLA)

32.1The cost of living in the Host location is currently lower than the cost of living in the Home location and therefore you are not eligible to receive a COLA. The Company will keep the difference between the cost of living in the Home location and Host location by reference to your family size and gross base salary under review while you are on assignment and you will be notified in writing by your Global Mobility Advisor if you become eligible to receive a COLA and the details thereof.
32.2The purpose of the COLA is to ensure that your purchasing power is protected while you are on assignment in the Host Country. The COLA calculation takes into account exchange rate f luctuations and rates of inflation between Home and Host countries. It is not designed to cover the full cost of the goods and services in the Host Country, but rather the differences between prices in the Home Country and Host Country. The COLA is determined by an external data provider and is based on a portion of gross base salary which is also known as the ‘Spendable Income’. It is important to note that the COLA is reviewed on a quarterly basis. This may cause the allowance to increase or decrease depending on Home and Host Country inflation and exchange rate fluctuations.

32.3The COLA may change again prior to the start of your assignment. Please read the COLA FAQ provided with this letter for further information on how the COLA is calculated. For the avoidance of any doubt, the COLA will not be taken into account in calculating any other payments, or benefits, linked to your salary, including pension.
33.Bank Charges

33.1If bank fees are incurred when transferring funds from your Home Country bank account to your Host Country bank account, the cost of one bank transfer will be reimbursed, up to a maximum of

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USD 45 (or equivalent) each month, for the duration of your assignment. Please contact your Global Mobility Advisor to confirm the process for claiming the bank charges detailed in this clause.

34.Spouse/Partner Support

34.1A support programme will be available to your spouse/partner via the Company’s relocation services provider. The support service is limited to job search, career counselling and CV/resumé preparation, up to a maximum value of USD 1,500 and is a one-off budget.
34.2The Company will not be responsible for finding a position for your spouse/partner in the Host Country. The Company will also not be responsible for covering the cost of any loss of earnings.
35.Dependant Education in the Host Country

35.1If the state education system in the Host Country is compatible with that in the Home Country and there are no language barriers, it is expected that dependant children will attend schools within the state education system in the Host Country. If the state education system in the Host Country is not compatible, or there is a language barrier, the Company will reimburse the cost of tuition and registration fees for dependant children in an appropriate fee paying school in the Host Country. This is subject to the fees having been approved in advance in writing by the Global Mobility Team.
35.2For the avoidance of any doubt, the Company’s contribution towards tuition and enrolment/registration fees for an appropriate fee paying school in the Host Country, in the circumstances set out above, is only payable from the mandatory full-time school age in the Home Country up to the mandatory school leaving age in the Home Country. For avoidance of any doubt, pre-school costs prior to the mandatory full-time school age in the Home Country are not covered by the Company. For the avoidance of any doubt, higher education fees, such as university, are not covered by the Company.
35.3In circumstances where dependant children are currently attending (or if it is intended that your dependant children will attend) a fee paying school in the Home Country, the Company will only pay the excess between the Home Country fees and the Host Country fees when the dependant children join the new school in the Host Country. You will be required to provide such information as your Global Mobility Advisor may request, from time to time, including, but not limited to, the current Home Country schooling costs.

35.4The cost of school uniform, books, laptops and other equipment, school trips, extra curricular activities and any other costs beyond tuition and registration fees are your responsibility, irrespective of whether your dependant children are attending a state or fee paying school. This applies even if the school advises these are mandatory items.
36.Host Country Transportation

36.1The provision of a vehicle or transportation allowance in the Host Country will be dependent upon the Host Country’s transportation policy, i.e. you may be eligible for Host Country transportation assistance if you would be eligible under a local Host contract.

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36.2However, in certain Host countries where the provision of a vehicle is necessary to enable the colleague to carry out their business duties, the Company will provide Host Country transportation regardless of local eligibility.

36.3Where a vehicle allowance or benefit is provided in the Host Country, any Home vehicle allowance or benefit will cease.

37.Home Leave

37.1To help you maintain ties with family, friends and the Home Country office, the Company will provide a net cash allowance at the start of assignment and on the assignment anniversary date each year as long as the assignment duration covers another full 12 month period, to cover the cost of one round-trip Economy/Coach class flight for you and any eligible accompanying family members.
37.2Home leave f lights should be from the Host to Home Country and you should maintain links with the Home Country business.
37.3The net cash allowance is based on average annual airline fares and are based on the assumption of advance booking. The averaging methodology takes into account temporary and seasonal price increases and should not be expected to align with individual f light quotes. As such, the net cash allowance is not negotiable.
37.4You are responsible for booking home leave flights.

38.Emergency Leave

38.1In the event of a life threatening illness or death of a member of your or your eligible spouse/partner's immediate family (defined as spouse/partner, parents, children or grandparents of you or your spouse/partner), the Company will pay the cost of a round-trip restricted Economy/Coach class flight to the Home Country for you and your eligible accompanying family members.

38.2The duration of the emergency leave trip is not pre-determined and is dependent on individual circumstances. The approval of your line manager in the Host Country is required.

38.3There is no cash alternative.

39.Medical Insurance

39.1You and any eligible accompanying family members, will be enrolled in an international medical plan through the Company’s international healthcare provider for the duration of the assignment. Participation in any plan will be subject to the rules of the relevant scheme and the Company will be responsible for any tax due.

39.2If the relevant insurance provider refuses, for any reason, to provide the relevant insurance benefit to you or your eligible accompanying family members, as applicable, the Company shall not be liable to provide you with any replacement benefit of the same, or similar kind, or to pay compensation in lieu of such benefit.

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39.3The Company expressly reserves the right to withdraw, reduce or vary your entitlement under or participation in the plan at any time without compensation.

40.Hours of Work, Holidays and Leave

40.1You will be required to work during the Host’s normal office hours and other such hours required to meet the needs of the business and for the proper performance of your duties during the assignment. You will not be entitled to additional remuneration in respect of any such additional hours, unless this is required by local law.

40.2Your annual holiday entitlement will be in line with Local Terms or the Employment Contract, unless local law in the Host Country provides otherwise. Instead of adhering to Home Country bank and public holidays, you will not normally need to work on public holidays in the Host Country.

40.3It is your responsibility for PTO (paid time off) to continue to be tracked and approved per Home Country process and to inform both the Home and Host HR managers of all approved PTO.
40.4Your eligibility to sick pay, as well as any eligibility to maternity/paternity/adoption leave, or pay or parental leave, will continue to be governed by the relevant policy of the Employer, subject to local law in the Host Country.
41.Repayment Agreement

41.1For the purposes of this letter, “Relocation Expenses” shall include any of the following payments and benefits which you are eligible to receive, as detailed in this letter:
-Pre-Assignment Visit
-Destination Services
-Shipment of Household Goods and Personal Effects
-Travel to Host Country
-Miscellaneous Relocation Allowance
-Temporary Accommodation
-Spouse/Partner Support

41.2Except in the circumstances where the Employer terminates your employment by reason of redundancy, you shall repay the Employer as follows:
41.2.1if you cease employment, or serve notice of termination of employment, prior to the Start Date, or during the period of 6 months after the Start Date, 100% of the gross Relocation Expenses shall be repaid

41.2.2if you cease employment for whatever reason other than company invoked redundancy, or serve notice of termination of employment, more than 6 months but less than 12 months after the Start Date, 50% of the gross Relocation Expenses shall be repaid and thereafter no repayment shall be required. You agree to the Employer deducting the sums under this clause from any salary payment(s) or any outstanding payments due to you.

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41.3For the avoidance of doubt, Relocation Expenses shall not be taken into account in calculating any other payments or benefits linked to your salary, including pension.

42.Restrictive Covenants and Confidentiality

42.1The Restriction of Activities and Business Confidentiality provisions set out within the Company’s policies or handbooks or intranet pages or the Local Terms or the Employment Contract or your offer letter or any executed confidentiality/restrictive covenant agreements you may have with the Company continue to apply to you during the assignment.

42.2The terms of this letter and the support provided in connection with your assignment, are strictly confidential and must not be discussed with any employee of the Aon group or any third party without written authority of the company.

42.3Failure to observe confidentiality relating to either this letter, or the Local Terms or the Employment Contract, or Company policies, may result in disciplinary action being taken against you.
43.Termination of Employment

43.1If your employment is terminated by the Employer during the assignment, by reason of redundancy, the Employer will pay reasonable shipping and travel expenses for you and, if relevant, your eligible accompanying family members, to return to your Home Country. Notice provisions will be in accordance with this letter, Local Terms and/or the Employment Contract.

43.2Clause 43.1 shall not apply if the Employer terminates the assignment for any other reason, or if you give notice of termination of your employment, under the Local Terms or the Employment Contract, prior to the End Date or Revised End Date (as appropriate). In such case you agree that you shall not be entitled to any reimbursement or payment and you shall be fully responsible, for any costs and expenses incurred or to be incurred by you and/or your eligible accompanying family members (if any) in connection or associated with your and/or your eligible accompanying family members’ repatriation.

43.3Clause 43.1 shall also not apply if you elect to remain in your Host Country at the end of your assignment, or if you otherwise elect not to return to your Home Country.
44.Governing Law

The validity, interpretation, construction, performance, enforcement and remedies of, or relating to, this letter and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the substantive laws of the U.S. state of your residence without regard to the conflict of law principles, rules or statutes of any jurisdiction.

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Please sign, date and return a copy of this letter to your Global Mobility Advisor within five working days, to indicate your acceptance of the assignment and your agreement to the terms and conditions of this letter.

Yours sincerely,

Lucy Chittenden
Head of Global Mobility
For and on behalf of the Employer and the Host

Colleague Agreement
Please initial next to each box below to acknowledge your understanding and agreement and complete the signatory details.

I understand the terms and conditions set out in this letter.

I understand and agree to the assignment to the Host on the terms and conditions set out in the above letter and confirm I will abide by all requirements and obligations outlined in this letter while I am on international assignment to the Host Country.

I understand it is my responsibility to access copies of and to follow the Aon Code of Business Conduct and/or all Company policies and procedures in the Home and Host country
I will adhere to all legal, tax and immigration requirements in my Host Country and I will not commence and/or engage in work without first obtaining my work permit in the Host Country.
I acknowledge and accept that the above letter is a variation of the terms and conditions of my employment with the Employer for the duration of the assignment.

Colleague Name (print in full): Colleague Address: Signature:
Date:

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